SUB-ITEM 77Q-1:
EXHIBITS

Amendment #1
 to Investment
Advisory Contract

Federated U.S.
Government Securities
Fund:  1-3 Years
(formerly:  Federated
Short- Intermediate
Government Trust)


	For all
services rendered by
 Adviser hereunder,
the Trust shall pay
to Adviser and Adviser
agrees to accept as full c
ompensation for all services
rendered hereunder, an annual
gross
investment advisory fee equal
to 0.30 of 1% of the average
daily net assets of the Trust.
Such fee
shall be accrued and paid
 daily at the rate of
1/365th of 0.30 of 1% of
 the daily net assets of the
Trust.

	Witness the due
execution hereof this
1st day of December, 2008.

FEDERATED U.S. GOVERNMENT
SECURITIES FUND:  1-3 YEARS


By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title:  President


FEDERATED INVESTMENT MANAGEMENT
COMPANY


By:  /s/ John B. Fisher
Name:  John B. Fisher
Title:  President/CEO